Exhibit 10.10

Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

[***] Certain information in this document has been excluded. Such excluded information is not material and is the type that the registrant treats as private or confidential.

ADDENDUM NO. 1

TO PLATFORM SERVICES, TRANSFER AGENT

AND REGISTRAR AGREEMENT

This Addendum No. 1 (this “Addendum”) is made as of the 14th day of March, 2024 (the “Addendum Effective Date”) and supplements and amends that certain PLATFORM SERVICES, TRANSFER AGENT AND REGISTRAR AGREEMENT (the “Agreement”) between SECURITIZE, LLC, a Delaware limited liability company (collectively, “Securitize”) and BLACKROCK USD INSTITUTIONAL DIGITAL LIQUIDITY FUND LTD. (the “Issuer” or “BlackRock”). Capitalized terms used but not defined in this Addendum shall have the meanings set forth in the Agreement.

WHEREAS, the Issuer and Securitize have entered into the Agreement whereby Securitize is providing fund administration, fund accounting and transfer agency related services to Issuer (the “Services”); and

WHEREAS, the Issuer and Securitize wish to enter into this Addendum to address certain operational and framework risks which supplement, amend or add additional obligations on each Party as set forth below.

NOW, THEREFORE, in consideration of the terms and conditions stated herein, the Parties hereto hereby agree as follows:

1.	General Terms. For the purposes of this Addendum:

1.1.	To the extent this Addendum includes any additional terms and conditions that may conflict with the Agreement, such terms and conditions in this Addendum shall apply in priority to the terms contained in the Agreement.

1.2.	The Parties further represent and warrant that this Addendum will constitute legal, valid and binding obligations of them enforceable against each of them.

1.3.	Upon the Addendum Effective Date, this Addendum will be considered part of the Agreement, subject to the rights, obligations and liabilities set forth in the Agreement, including without limitation, any right of either Party to enforce the obligations contained in this Addendum pursuant to the terms of the Agreement.

1.4.	References herein to actions, consents, approvals or affirmative steps to be taken by Issuer may be taken directly by any appropriately authorized agent of the Issuer, on Issuer’s behalf.

1.5.	Complete Understanding; Modification. The Agreement (which includes this Addendum) constitutes the complete and exclusive understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of the Agreement will be effective only if in writing and signed by the Parties hereto. To the extent that Securitize is already bound by a duty of confidentiality to Issuer, nothing in this Agreement will relieve or diminish those duties.

2.	Use of Subcontractors. Services under the Agreement must be performed solely by persons who are regular employees of Securitize. Securitize may not assign or otherwise enter into any arrangements to share fees hereunder with any third party or parties (either directly or indirectly) or delegate or subcontract the performance of any of the Services (or any portion of the Services) to any third party or parties (“Subcontractors”) without the prior express written consent of Issuer. For the avoidance of doubt, the parties acknowledge and agree that where Securitize wishes to engage any third party to process Personal Information (as defined in Exhibit A to this Addendum) in connection with the Agreement, the sharing of Personal Information to such third party shall constitute a form of subcontracting that requires the prior express written consent of Issuer. Notwithstanding the foregoing, Issuer provides Securitize with a general authorization to engage third parties to provide services or products that are not acquired by Securitize solely for the purpose of performing the Services and that do not constitute a material component of the Services (“Non-Material Subcontractors”), subject to the obligations in Exhibit A hereto. Notwithstanding any Issuer consent to Securitize’s use of Subcontractors, such subcontracting will not relieve Securitize of its obligations under the Agreement, and Securitize will be liable for all acts and omissions of its employees and Subcontractors, including Non-Material Subcontractors (together, “Securitize Personnel”). Upon Issuer’s request, Securitize will provide Issuer with a list of all Subcontractors and Non- Material Subcontractors.

3.	Data Protection. So long as Securitize or Securitize Personnel possess Personal Information both Securitize and Issuer will comply with its respective data protection obligations as set forth in Exhibit A hereto.

4.	Background Screening. To ensure Securitize Personnel providing Services under the Agreement are trustworthy and reliable, and do not pose risk to Issuer, Securitize shall ensure background screening is conducted, including at a minimum criminal and sanctions searches, on all Securitize Personnel performing Services for BlackRock. For all Securitize Personnel granted Access (as defined in Exhibit B), Securitize will comply with their obligation as set forth in Exhibit B.

5.	Compliance with Laws: Issuer Policies and Procedures.

5.1.	General. Each party represents and warrants that it complies with all applicable laws and regulations and rules that may be in effect during the Term as they concern the subject matter of this Agreement. For the purposes of this Section 5, the term “Securitize” shall refer to Securitize and each of its subsidiaries and/or affiliates.

5.2.	Anti-Bribery and Corruption. Securitize represents and warrants that it complies with, and will remain in compliance with, all applicable domestic and foreign anti-bribery and anti-corruption laws. Securitize shall maintain in place throughout the Term its own policies and procedures, including, but not limited to, adequate procedures to ensure compliance by Securitize and Securitize Personnel with anti-bribery and anti-corruption laws and will enforce them where appropriate. Securitize and Securitize Personnel have not taken and shall not take any action in furtherance of an offer, payment, promise to pay, receipt, acceptance or authorization of the payment or giving or receiving of anything of value, either directly or indirectly, to or from any person in connection with Securitize’s provision of the Services while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure an improper advantage. Securitize shall promptly report to Issuer any request or demand for, or offer of, any bribe received by Securitize and/or Securitize Personnel in connection with this Agreement. Neither Party shall be obligated under this Agreement to take any action or omit to take any action that it believes, in good faith, would cause it to be in violation of any applicable domestic or foreign anti-bribery or anti-corruption laws.

5.3.	Sanctions/AML.

5.3.1.	Securitize has adopted, implemented, and shall maintain and follow a reasonable risk-based program to comply with all applicable economic, trade and financial sanctions laws, resolutions, executive orders and regulations enacted by the United States (including as administered and/or enforced by the Office of Foreign Assets Control), the United Kingdom, the European Union, the United Nations and other applicable jurisdictions (collectively “Sanctions Laws”). Said program includes reasonable steps designed to prevent digital assets, orders, or transactions, from being directly or indirectly derived from, invested for the benefit of or related in any way to, persons, entities or countries that are subject to any country embargoes or in violation of any Sanctions Laws. Securitize shall maintain and comply with policies, procedures and controls that are reasonably designed to ensure (i) compliance with Sanctions Laws and limit the risk of transactions that could be regarded as circumventing Sanctions Laws and (ii) that it, its clients and, to the extent required by law, its and their owners and controllers are not in violation of any Sanctions Laws or on any list of prohibited individuals or entities enacted under Sanctions Laws (collectively, “Sanctions Lists”) and are not located, organized or doing business in a country or territory that is, or whose government is, the target of embargo or countrywide sanctions under any Sanctions Laws (iii) shall not undertake any activity or use funds derived or received from Issuer, directly or indirectly, in violation of any Sanctions Laws, including, without limitation, by processing digital assets or transferring such any related funds to, on behalf of, or for the benefit of entities, persons and/or governments targeted by or subject to Sanctions.

5.3.2.	Securitize has adopted, implemented, and shall maintain and follow an anti-money laundering program to comply with (i) all applicable United States laws and regulations relating to anti-money laundering, including the USA PATRIOT Act and the Bank Secrecy Act, as amended by the USA PATRIOT Act and (ii) all applicable laws and regulations relating to anti-money laundering from other applicable jurisdictions, including the British Virgin Islands (collectively “AML Laws”). Securitize shall maintain and comply with written policies, procedures and controls designed to detect, prevent, and report money laundering or other suspicious activity and prohibit dealings with shell banks. In addition, Securitize shall (i) have a written customer identification program that complies with AML Laws (ii) have a designated anti-money laundering compliance officer, and shall provide anti-money laundering training to its staff on an annual basis; and (iii) its anti-money laundering program shall provide for an independent audit of its anti-money laundering program on an annual basis.

5.3.3.	Securitize also agrees to provide Issuer with such information as it may reasonably request, including, but not limited to, the filling out of questionnaires, attestations and other documents, to enable Issuer to fulfill its obligations under Sanctions Laws and AML Laws (including maintaining records for at least five years). Without limiting the generality of the foregoing, and subject to legal restrictions, Securitize will, upon request, promptly provide Issuer evidence of (i) its policies and procedures that are designed to comply with AML Laws and Sanctions Laws and (ii) Securitize’s compliance therewith.

5.4.	Foreign Public Officials.

5.4.1.	Securitize shall immediately notify Issuer in writing if a Foreign Public Official (as defined below) becomes an officer, director or employee or (upon becoming aware) acquires a direct or indirect ownership or voting interest in Securitize and Securitize warrants that it has no Foreign Public Officials as officers, directors or employees nor (so far as it is aware) does any Foreign Public Official have any direct or indirect ownership or voting interest in Securitize at the date of the Agreement.

5.4.2.	For the purposes of the Agreement, a “Foreign Public Official” means an officer, employee or official of a government, government owned or controlled entity, political party or public international organization, or a candidate for political office.

5.5.	Notice and Remedies. Securitize shall immediately notify Issuer (and provide Issuer with details) to the extent the foregoing statements in this Section 5 become untrue or of any breach of law (inclusive of any anti-bribery or anti-corruption laws applicable to the Services provided hereunder). Upon receipt of such notification, or in the event that Issuer determines that a breach of any of the representations and warranties in this Section 5 has occurred or is likely to occur, Issuer shall have the right to unilaterally terminate this Agreement upon written notice without further payment under this Agreement; withhold payment under this Agreement until such time as it has received confirmation to its satisfaction that no breach has occurred or is likely to occur; and/or pursue any other remedies available to it.

5.6.	Issuer shall not be obligated under the Agreement to take any action or omit to take any action that it believes, in good faith, would cause it to be in violation of any applicable domestic or foreign anti-bribery or anti-corruption laws.

6.	Insurance

Securitize shall procure and maintain in effect all insurance coverages required by law, and further, shall procure and maintain the policies of insurance (regardless of whether such insurance is required by law) covering claims and liabilities arising from the Agreement as identified in Exhibit C hereto.

7.	Material Non-public Information.

To the extent any Confidential Information provided under the Agreement includes material non-public information, each of BlackRock and Securitize hereby acknowledges that it is aware, and that it will advise such of its directors, officers, employees and other representatives who are permitted to receive such Confidential Information hereunder, that the United States securities laws prohibit any person who has received material non-public information from an issuer which has public securities outstanding from (i) purchasing or selling securities of such issuer, or (ii) communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. BlackRock and Securitize represent and warrant that they have processes in place to monitor and report on the aforementioned prohibitions.

8.	Required Disclosures; Regulatory Examinations.

8.1.	Securitize agrees that any financial institution regulator with jurisdiction over Issuer may examine Securitize’s activities relating to the performance of the Agreement and the Services. Securitize shall provide all information reasonably requested by the regulator in connection with any such examination and provide reasonable assistance and access to all equipment, records, and systems reasonably requested by the regulator.

8.2.	If Securitize receives any inquiry from any regulator regarding a Issuer or its shareholders in relation to the Services, then, except to the extent such inquiry relates to other customers of Securitize, Securitize will, to the extent legally permissible, consult Issuer, on behalf of the relevant Issuer, before responding to such inquiry and will comply with the Issuer’s reasonable requests regarding the content or timing of such response; provided, however, that the foregoing shall not limit or restrict Securitize in any manner in complying with its regulatory obligations in a manner that it, in its sole discretion, shall determine to be compliant with Applicable Laws or necessary for the maintenance of its ongoing relationships with its regulatory authorities.

9.	[Reserved]

10.	Business Continuity Planning

10.1.	Securitize shall maintain a Business Continuity and Disaster Recovery Plan for the Services and execute such plan in the event of any unplanned or anticipated interruption of the Services consistent with the provisions set forth in Exhibit D (Business Continuity) hereto. Upon Issuer’s request, Securitize shall provide Issuer with a copy of the most recent version of the Business Continuity and Disaster Recovery Plan, revision history, and any reports or summaries relating to past exercising such plan. Securitize shall actively exercise, review, and update its Business Continuity and Disaster Recovery Plan, and provide Issuer with copies of any updates thereof. Any future updates or revisions to the Business Continuity and Disaster Recovery Plan shall be no less protective than that in effect as of the Effective Date.

10.2.	If Securitize fails to reinstate the Services within the recovery times set forth in the Agreement, Issuer may, in addition to other remedies available hereunder, at its sole discretion, immediately terminate the Agreement as a non-curable default.

10.3.	Resiliency. Upon Issuer’s reasonable prior written request, Securitize shall participate in Issuer’s annual resiliency program and, in relation to such testing program, shall provide reasonable assistance and cooperation to Issuer in order for Issuer to satisfy itself that adequate business continuity and disaster recovery measures are in place.

11.	Security

11.1.	Information Security. Notwithstanding the requirements set forth in the Agreement, Securitize will maintain and enforce safety and physical security procedures with respect to its access, use and possession of Issuer’s Confidential Information, including PII (as defined in the Agreement), which are compliant with the requirements of Exhibit E hereto.

11.2.	Physical Security. Securitize Facilities (which shall mean those facilities, whether or not owned or controlled by Securitize, involved in the provision of Services and use Securitize Systems (as defined in Exhibit E) and/or where Issuer Confidential Information is hosted or processed, including those of Securitize’s Subcontractors) shall be protected by perimeter security such as barrier access controls (e.g., the use of guards and/or entry badges) that provide a physical environment secure from unauthorized access, damage, and interference. At a minimum, all Securitize Facilities are required to have the following security related characteristics:

11.2.1.	Multifactor authentication shall be required for entry to any locations used for data processing or storage such as data centers, server rooms, or other sensitive areas to restrict entry to authorized personnel and permitted visitors.

11.2.2.	Securitize shall document, implement and maintain personnel and physical security policies, including, without limitation, a “clean desk” policy.

11.2.3.	As reasonably required by Issuer, Securitize shall install closed circuit television (“CCTV”) systems and CCTV recording systems to monitor and record access to controlled areas, including data centers and server rooms. Recordings must be retained for at least one (1) year. In the case of a security incident, such recordings will be made available to Issuer on request.

11.2.4.	All Securitize Personnel shall be issued an identification badge (or be subject to other authentication mechanisms) that shall be used to gain access to Securitize Facilities.

11.2.5.	Each location shall maintain procedures for validating visitor identity and authorization to enter the premises, including but not limited to an identification check, issuance of an identification badge, validation of host identity, purpose of visit, and recorded entry.

12.	Service Locations

12.1.	The Services shall be performed in the geographic locations set forth below, and the data shall be kept within, and accessed from within, the boundaries of the geographic location. Securitize must obtain the prior written consent from Issuer to change the location where the Services will be performed or from which the data will be accessed, processed or stored.

Service	Function	Geographic Location	Locations from which Data Accessed

13.	Right to Audit; Financial Wherewithal; GPS Health Check participation.

13.1.	Right to Audit. Issuer and its authorized representatives (including its internal and external auditors) may, during reasonable business hours, upon reasonable prior notice, audit Securitize’s compliance with the terms and conditions of the Agreement and Securitize’s operation and security policies and procedures, including, but not limited to; Securitize’s physical site security and information security, confidentiality, and privacy practices and standards (including data protection); disaster recovery capabilities; and fail-over planning with respect to the Services provided hereunder; Securitize’s policies and practices with respect to the ownership of intellectual property rights; Securitize’s policies and practices with respect to ensuring compliance with regulatory inquiries relating to the company or Issuer; agreements with Securitize’s employees pertaining to performance of the Services (including, without limitation, any agreement assigning or purporting to assign any intellectual property rights in any deliverables to Securitize or Issuer); any activities of Securitize that may affect Issuer’s internal controls on financial reporting; Securitize’s compliance with Applicable Laws or regulations; and agreements with any Subcontractor. Additionally, Issuer and its authorised representative may, during reasonable business hours and upon reasonable notice: take a reasonable number of copies of any of the service records; have access to any business premises of Securitize or of any Subcontractor involved in order to review the service records (in the case of Subcustodians, to the extent only that it is reasonably practicable for Securitize to arrange such review) and to any location or facility or portion thereof at or from which Securitize provides the services (including, as applicable, walk-throughs of primary and backup data centres, subject to generally-applicable restrictions imposed by any third party operators of such data centres); inspect systems and data relating to the provision of the Services; and undertake other inspections of audits to comply with their regulatory and monitoring obligations.

13.2.	Financial Wherewithal. Issuer may reasonably request and Securitize shall provide Issuer with information to assess the overall financial strength and viability of Securitize and its ability to fully perform its obligations under the Agreement. In the event Issuer concludes, in its sole discretion, that Securitize does not have the financial wherewithal to fully perform as required hereunder, Issuer may terminate the Agreement without further obligation or liability by providing written notice to Securitize.

13.3.	Annual Review. Securitize will maintain complete auditable records of all financial and non-financial transactions relating to the Agreement for a period of at least three (3) years after the termination or expiration of the Agreement. In addition, Securitize shall, upon Issuer’s request, provide Issuer with true and complete copies of Securitize’s most recent audited financial statements, SOCs and information on existing insurance coverage. Such requests by Issuer shall be limited to not more than twice in any calendar year. Securitize shall participate in Issuer’s annual vendor due diligence program which includes a comprehensive vendor questionnaire which Securitize shall complete and return in a commercially reasonable period of time.

13.4.	Health Checks. Upon Issuer’s reasonable prior written request, Securitize shall participate in Issuer’s health check operating and resiliency testing program and, in relation to such testing program, shall provide reasonable assistance and cooperation to Issuer in order for Issuer to satisfy itself around the control environment and adequate business continuity and information security measures are in place.

14.	Record Maintenance and Retention.

14.1.	Securitize will maintain accurate, complete, and up-to-date books and records relating to the Services which constitute part of the Issuer’s official books and records for purposes of the Issuer’s compliance with applicable laws. Securitize will maintain such books and records in compliance with laws applicable to Securitize’s provision of the Services (which will be deemed to include, as may be applicable with respect to a particular Issuer, without limitation, the 1940 Act and Section 17 of the Exchange Act and the rules thereunder) and in a mutually-agreed form sufficient for the purposes of enabling the Issuer to comply with the laws applicable to Issuer.

14.2.	Any records required to be maintained by Rule 31a-1, Rule 31a-4 or other recordkeeping obligations under the Investment Company Act of 1940, as amended and/or Rule 17Ad-6 and Rule 17Ad-7 under the Securities Exchange Act of 1934, as Issuer, each as may be applicable with respect to a particular Issuer (“Required Issuer Records”), will be preserved for the periods and maintained in a manner prescribed under such rules.

14.3.	Securitize will report as soon as possible any matters that are reasonably likely to materially adversely affect performance of its record maintenance and retention obligations hereunder. Unless prohibited by Applicable Laws, Securitize will maintain and provide access upon a Issuer’s request to the records, documents and other information required to comply with audit rights hereunder until the later of: (a) seven (7) years after expiration or termination of the Agreement or such longer period required by applicable law; or (b) when pending matters relating hereto (e.g., disputes) are closed or applicable statutes of limitations have lapsed. In the event of a termination or expiration of Services provided hereunder, all related records will be delivered to the Issuer as of the date of termination or expiration or at such other time as may be mutually agreed upon by the Parties.

15.	Post Closing Remediation.

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IN WITNESS WHEREOF, the Parties have signed this Addendum as of the Addendum Effective Date.

SECURITIZE LLC		BlackRock USD Institutional Digital Liquidity Fund Ltd.

By:	/s/ James H Finn	By:	/s/ Noelle L’Heureux
Name:	James H Finn	Name:	Noelle L’Heureux
Title:	President	Title:	Director
Date:	03/14/2024	Date:	03/14/2024

EXHIBIT A

DATA PROTECTION: PERSONAL INFORMATION SUPPLEMENT

EXHIBIT B

BACKGROUND SCREENING CRITERIA

EXHIBIT C

INSURANCE

EXHIBIT D

BUSINESS CONTINUITY PLANNING: SUPPLEMENTAL TERMS

EXHIBIT E

BLACKROCK INFORMATION SECURITY